(Letterhead of Akin, Gump, Strauss, Hauer & Feld, L.L.P.)
Exhibit 5.1
August 16, 2007
Eddie Bauer Holdings, Inc.
10401 NE 8th Street, Suite 500
Bellevue, WA 98004
Ladies and Gentlemen:
          We have acted as counsel to Eddie Bauer Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the Company of up to 4,350,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share, to be issued under the Eddie Bauer Holdings, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”).
          We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete. We have also assumed that the exercise price paid to the Company per Company Share upon issuance will be at least equal to the par value of each Company Share.
          Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Company Shares are issued and delivered in conformity and pursuant to the Stock Incentive Plan and in the manner contemplated by the Registration Statement, the Company Shares will be duly authorized, validly issued, fully paid and non-assessable and the 1,367,278 shares held by the selling stockholders, when sold in accordance with the Registration Statement and the related reoffer prospectus (as amended and supplemented through the date of the sale), will be validly issued, fully paid and non-assessable.
          We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.